Exhibit 23.1
Consent of Independent Registered Public Accounting Firm — Ernst & Young LLP
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post Effective Amendment No. 1 to Form S-3 No. 333-120448) and related Prospectus of Halozyme Therapeutics, Inc. for the registration of 6,032,422 shares of its common stock and to the incorporation by reference therein of our reports dated March 12, 2008, with respect to the consolidated financial statements of Halozyme Therapeutics, Inc., and the effectiveness of internal control over financial reporting of Halozyme Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
September 16, 2008